Exhibit 10.37

CREDIT ARRANGEMENT LETTER

56/CBGMUM/86119

Date: July 27, 2015

Majesco Software and Solutions India Private Limited

# 106/107, SDF-IV, Seepz, Andheri East,

Mumbai - 96, India

Dear Sir/s:

We are pleased to inform you that ICICI Bank Limited ("ICICI Bank") has, at your request, sanctioned working capital facilities to you upto overall limits not exceeding in the aggregate amounts specified below and more particularly detailed in the Annexure hereto :

(₹ in million)
Facility	Overall Limits
Fund Based
PCFC	150.0
PSCFC	(150.0)
Sub- Total (Fund based) - A	150.0
Non-Fund based
Bank Guarantee	5.0
Sub- Total (Non Fund Based) -B	5.0
Total: (A+B)	155.0

The aforesaid facilities can be availed through the account(s) with Backbay Branch (Mumbai) of ICICI Bank and/or through the branch(es) specified in the Annexure hereto and are subject to the terms and conditions set out in the Annexure hereto and the conditions contained in the documents to be executed in relation thereto.

In case the above terms and conditions are acceptable to you, we request you to return the duplicate copy of this letter duly signed in token of acceptance of the terms and conditions specified herein as also furnish to us two certified true copies of the resolutions passed by your Board of Directors / Committee / Members as per our prescribed proforma which is attached.

Please note that this communication should not be construed as giving rise to any binding obligation on the part of ICICI Bank unless you have returned the

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duplicate copy of this Letter duly signed in token of acceptance and signed / executed the agreements / documents in connection with the aforesaid Facilities.

Unless the Bank receives duplicate copy of this Letter, duly signed in token of acceptance, within 90 days from the date of this Letter and unless agreements / documents are signed / executed in respect of the Facilities within 90 days from the date of acceptance of this Letter, the Offer shall automatically lapse without any further communication from the Bank, unless the validity of the Offer is expressly extended / revived by the Bank in writing.

Yours faithfully,

/s/ Vijay Bhambhani

Vijay Bhambhani

Assistant General Manager

Corporate Banking Group

Approved and accepted:

For and on Behalf of Majesco Software and Solutions India Private Limited

Authorised Signatory

Name:

Designation:

Signature:

Date:

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Annexure

Borrower/Company	Majesco Software and Solutions India Private Limited
Lender/Bank	ICICI Bank Limited
Facility	Packing Credit in Foreign Currency (PCFC)/ Post Shipment Credit in Foreign Currency (PSCFC)
Proposed Limit	₹ 150.0 million
Currency	US Dollars, Pound Sterling, Japanese Yen, Euro/any other currency
Existing Limit	Nil
Type of facility	PCFC limit on running account basis.
Peak Limit	Uniform limit throughout the validity of facility
Purpose	The facility shall be utilized by the Borrower only for meeting its working capital requirements including software and related services.
Division wise limits	The Facility is made available for the company as a whole, without reference / restriction to any particular division of the Company.
Sub-limit(s)	PSCFC
Interchangeability	Full interchangeability between PSCFC.
Security	First pari passu charge by way of hypothecation of the Company's entire book-debts, bills whether documentary or clean, outstanding monies, receivables, both present and future, in a form and manner satisfactory to the Bank.
Margins
Inventory	NA
Export Order /LC	10% of the FOB value in respect of export orders/LC/contract/bill
Validity of facility	Upto July 08, 2016
Repayment terms	i. PCFC loans will be allowed upto 90 days or expiry of contracts / Export LCs or expiry of process cycle whichever is earlier.

ii. The PCFC Facilities shall be liquidated by crediting proceeds of negotiation / purchase / PSCFC of relative export bills drawn on the foreign buyers either under the letter(s) of credit opened by the purchaser or under firm order(s).

In case for any reason the Services are not exported, then the Borrower shall repay to the Bank immediately the amount of the relevant part of the PCFC Facilities together with all interest, costs, charges, expenses and monies whatsoever stipulated in or payable under the Transaction Documents. The Borrower may sell such unexported services to any other overseas buyer or in Indian market only after obtaining approval of the Bank and such sale proceeds shall be credited to the relevant Account of the Borrower
Interest	The facility will carry such markup over the London Inter Bank Offer Rate (LIBOR), as advised by ICICI Bank at the time of confirmation of drawl / deal confirmation. The LIBOR will be reset at such intervals as may be advised by ICICI Bank at the time of confirmation of

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drawl / deal confirmation.

The applicable rate as on date is 6M LIBOR + 1.10 % p.a.

The rate of interest for each drawal of the Facility will be stipulated by ICICI Bank at the time of disbursement of each drawal on the basis of the repayment schedule for that drawal plus applicable interest tax or other statutory levy, if any.
ECGC Cover	ECGC cover is waived.
Documents against which EPC to be given	Irrevocable LCs / Export orders / Agreements /Master Service Agreements/ track record with submission of proof of export order / Statement of orders.
Others	Export finance is subject to RBI guidelines issued from time-to-time.

Drawings will be restricted to the lower of :
• The actual value of stocks and stocks-in-transit in effective custody i.e., Hypothecation meant for processing and export less usual margins and outstanding under usance letters of credit;

• Outstanding amount under confirmed letters of credit and /or firm contracts on hand, whichever is lower.

All facilities in foreign currency will be governed by RBI / FEMA guidelines.

The facility will be disbursed either by way of negotiation / discounting of bills under Export Letter of Credits issued to MSSIPL or purchase of bills (LC / non-LC) under this sanctioned limit.

Facility	Post Shipment Credit in Foreign Currency (PSCFC) as a sub limit of PCFC
Proposed Limit	₹ 150.0 million
Currency	US Dollars, Pound Sterling, Japanese Yen, Euro/any other currency
Existing Limit	Nil
Type of facility	PSCFC limit on running account basis.
Peak Limit	Uniform limit throughout the validity of facility
Purpose	The facility shall be utilized by the Borrower only for meeting its working capital requirements including software and related services.
Division wise limits	The Facility is made available for the company as a whole, without reference / restriction to any particular division of the Company.
Sub-limit(s)	Nil
Interchangeability	Full interchangeability between PCFC.
Security	First pari passu charge by way of hypothecation of the Company’s

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entire book-debts, bills whether documentary or clean, outstanding monies, receivables, both present and future, in a form and manner satisfactory to the Bank.
Margins
Inventory	NA
Export Order/LC	10% of the FOB value in respect of export orders/LC/contract/bill
Validity of facility	Upto July 08, 2016
Interest	The facility will carry such markup over the London Inter Bank Offer Rate (LIBOR), as advised by ICICI Bank at the time of confirmation of drawl / deal confirmation. The LIBOR will be reset at such intervals as may be advised by ICICI Bank at the time of confirmation of drawl / deal confirmation.

The applicable rate as on date is 6M LIBOR + 1.10 % p.a.

The rate of interest for each drawal of the Facility will be stipulated by ICICI Bank at the time of disbursement of each drawal on the basis of the repayment schedule for that drawal plus applicable interest tax or other statutory levy, if any.
ECGC Cover	ECGC cover is waived.
Documents against which PSCFC to be given	Irrevocable LCs / Export orders / Agreements /Master Service Agreements/ track record with submission of proof of export order / Statement of orders.
Others	Export finance is subject to RBI guidelines issued from time-to-time.

Drawings will be restricted to the lower of :

• The actual value of stocks and stocks-in-transit in effective custody i.e., Hypothecation meant for processing and export less usual margins and outstanding under usance letters of credit;

• outstanding amount under confirmed letters of credit and /or firm contracts on hand, whichever is lower.

All facilities in foreign currency will be governed by RBI / FEMA guidelines.

The facility will be disbursed either by way of negotiation / discounting of bills under Export Letter of Credits issued to MSSIPL or purchase of bills (LC / non-LC) under this sanctioned limit.

Facility	Bank Guarantee (BG)
Type	Financial guarantees
Proposed Limit	₹ 5.0 million

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Interchangeability	NA
Purpose	Customs, central excise, sales tax, electricity, insurance purposes. The financial guarantee should not be for prepayment/repayment of the debts of the third parties unless otherwise agreed upon by ICICI Bank.
Validity	Upto July 08, 2016
Cash Margin	Nil
Security	First charge by way of hypothecation of the Company’s entire book-debts, bills whether documentary or clean, outstanding monies, receivables, both present and future, in a form and manner satisfactory to the Bank, ranking pari passu with other lenders of the borrower.
BG Tenor	Maximum period of Financial Guarantee (including claim period, if any) to be restricted to 12 months.
Commission	0.40 % p.a. plus applicable service tax
Minimum commission	₹ 1000/- per guarantee.
Commission Collection frequency	Payable upfront for the entire tenor of the guarantee
Refund of BG commission for unutilized period	To be refunded on pro-rata basis, in the event that the BG issued, is extinguished before expiry of its tenor.
General	i. In case of bid bond / EMD /advance payment / retention money guarantees stipulated under project exports, Bank will obtain counter guarantees from ECGC at the expense of the company.
ii. If the guarantees to be issued come under EPCG scheme, bank will obtain counter guarantee of ECGC at the expense of the company.
iii. The bank guarantees to be issued shall be as per the format acceptable to the Bank. However, where guarantees are required to be issued as per the specific formats (requiring invocation proceeds to be paid across the counter, discharge of BG to be provided by beneficiary etc.) as required by Government bodies, reign entity and other beneficiaries etc., to permit issuance of such guarantees, the Bank may issue the same, at its sole discretion subject to obtaining such additional documents as it may deem fit.

BGs as above can be issued upto the sanction limit without carving out of limits. Issuance of bank guarantee wherein variances pertaining to the following clauses is allowed:

a. Notwithstanding Clause

b. Onerous Clause

c. Auto Renewal Clause

d. Open ended

Issuance of BG subject to uniform rules for demand guarantees (URDG),

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ICC publication no. 758 is permitted. Specific legal approval will be required on BG formats other than UCp 600.

Operational Terms and Conditions for secured facilities:

Review	The Facilities are subject to review at periodical intervals; consequent to such review, the Facilities may be continued / cancelled / reduced depending upon the conduct and utilization of the Facilities.
Period of sanction	The working capital facilities are payable on demand. However the facilities are available for a period of 12 months subject to review at periodical intervals wherein the facilities may be continued / cancelled / reduced depending upon the conduct and utilization of the facilities.
Inspection	Waived
Insurance	Waived
Stock audit	Waived
Sole / Multiple banking arrangements	All other terms and conditions shall be as per General Conditions (GC-I) and the Credit Facility Agreement (CFA) to be executed between the company and ICICI Bank Ltd.
Periodicity of submission of information to the Bank	Data required for renewal of credit limits	On or before the expiry of the credit limits
	Audited / unaudited financial statements	i. Provisional: within three months from the close of the accounting year II. Audited : within six months from the close of the accounting year
	Stock statement	Not Applicable
Multiple banking arrangement	ii. Declaration to be submitted by the borrower regarding information with regard to credit facilities availed from other bankers as per Annexure I of the RBI Circular ‘Lending under consortium arrangement / Multiple banking arrangements’ before limit setup.
iii. Half-yearly certification by professional (Company Secretary/Chartered Accountant/Cost Accountant) with regard to compliance of various statutory prescriptions as per Annexure III of the RBI Circular to be submitted by the borrower.
iv. The Borrower undertakes that any utilization of the facility towards working capital purpose is within the overall assessed maximum permissible bank finance
Unhedged foreign currency exposure	If the borrower has unhedged foreign currency exposure, the bank reserves the right to increase the pricing. The borrower will submit information about the unhedged foreign currency exposure on a quarterly basis.

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a) Representations: i. The Borrower represent that it has adopted a suitable hedging policy, approved by its board of directors, which includes mechanisms to reduce its currency mismatches.

b) Undertakings/ Covenants:

i.   The Borrower's hedging policy shall remain in full force and effect and updated from time to time, till all the monies due and payable under the Facility Agreement/ Transaction Documents are fully paid to the satisfaction of the Bank/ Lender.

ii. The Borrower shall provide all information as may be required by the Bank/ Lender from time to time in relation to its foreign currency exposures and hedging details in relation thereto.

c) Other Covenants/ Pricing/ Interest:

i.   In the event of any change in applicable laws/ regulations (including regulatory/statutory requirements pertaining to provisioning norms and/or risk weightage), the Bank/ Lender shall have the right to recover the cost, in any manner that it deems fit, including by way of revision in spread/applicable rate.

Unconditional Cancellation clause

The bank reserves the unconditional right to cancel the overall limits advances/to be advanced under the CAL and/ or transaction documents (either fully or partially) without giving any prior notice to the borrower, on the occurrence of any one or more of the following.

•     In case the overall limits / part of the overall limits are not utilized by the borrower; or

•     In case of deterioration in the creditworthiness of the borrower in any manner whatsoever; or

•     In case of noncompliance of terms and conditions of the Transaction document and/or CAL

For the purpose of this clause, deterioration in the credit worthiness shall mean and include without limitation, the following events:

1.   Downgrade of the rating of the borrower by a credit rating agency

2.   Inclusion of the borrower and/or any of its directors in the Reserve Bank of India's defaulter list

3.   Closure of a significant portion of the borrower’s operating capacity

4.   Decline in the profit after tax of the borrower by more than fifteen percent

5.   Any adverse comment from the auditor; and

6.   Any other reason/event in the opinion of the bank constituting or which may constitute deterioration in the creditworthiness

External Rating	Borrower unconditionally agrees, undertakes to get itself rated by Credit

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rating agency/ies within a period of six months or at such intervals as may be decided by the bank, failing which the bank shall have the right to review the applicable interest rates and/or costs, charges and expenses, which shall be payable by the Borrower/Obligor/Security Provider and on such date/s or within such period as may be specified by the bank. The Borrower should at least get an external rating of BBB.
OFAC	The borrower represents that neither the borrower nor any other person benefiting in any capacity in connection with or from this agreement and/or any instrument and/or payment thereunder is a Special Designated National (SDN) and/or otherwise sanctioned, under the sanctioned promulgated by the United States (including its Office of Foreign Assets Control's OFAC)), India, United States, United Nations, European Union, the jurisdiction of the Facility Office and/or any other country (collectively the "Sanction").
RBI Declarations	Prior to disbursement, a declaration from Borrower to be obtained regarding information in respect of credit facilities availed from other banks (in format as per Annexure I of the RBI Circular ‘Lending under consortium arrangement/Multiple Banking arrangements’)

ii. Quarterly exchange of information about the conduct of the Borrower is to be made with other lending bankers is done as per Annexure II of the RBI Circular ‘Lending under consortium arrangement/Multiple Banking arrangements’ in IBA prescribed format
(not to be communicated to client)

v. Half-yearly certification by professional with regard to compliance of various statutory prescriptions is obtained as per Annexure III of the RBI Circular ‘Lending under consortium arrangement/Multiple Banking arrangements within 60 days of the end of the half year.

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